UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2017

MoneyGram International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-31950	16-1690064
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2828 N. Harwood Street, 15th Floor Dallas, Texas		75201
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (214) 999-7552

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On January 26, 2017, MoneyGram International, Inc. (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company, Alipay (UK) Limited, a United Kingdom limited company (“Parent”), and Matrix Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and, solely for purposes of certain specified provisions of the Merger Agreement, Alipay (Hong Kong) Holding Limited, a Hong Kong limited company (“Guarantor”).

The Merger Agreement provides that, subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. At the effective time of the Merger, (a) each outstanding share of common stock, par value $0.01 per share, of the Company (“Common Stock”) (other than shares held by the Company or owned by Parent, Merger Sub or any entity of which Merger Subsidiary is a director or indirect wholly owned subsidiary) will be automatically cancelled and converted into the right to receive $13.25 in cash (the “Merger Consideration”), (b) each share of Series D Preferred Stock, par value $0.01 per share, of the Company (the “Series D Preferred Stock”) will be automatically cancelled and each holder of shares of Series D Preferred Stock will be entitled to receive an amount in cash equal to the aggregate Merger Consideration such holder would have received had such holder, immediately prior to the effective time of the Merger, converted all of its shares of Series D Preferred Stock into shares of Common Stock, (c) each outstanding option to purchase shares of Common Stock (whether or not vested, each a “Stock Option”) will be converted into the right to receive, less applicable withholding taxes, an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of Common Stock subject to the Stock Option by (ii) the number of shares of Common Stock (determined without reference to vesting requirements or other limitations on exercisability) issuable upon exercise of such Stock Option and (d) each restricted stock unit with respect to one share of Common Stock (a “RSU”) will be converted into a cash-settled long-term incentive award, representing a right to receive an amount of cash, without interest, equal to the per share Merger Consideration, on the same vesting terms and conditions applicable to the converted RSU.

The Company has made various representations and warranties and agreed to certain covenants in the Merger Agreement, including covenants relating to the Company’s conduct of its business between the date of the Merger Agreement and the effective time of the Merger and other matters.

Consummation of the Merger is subject to the satisfaction or, if permitted by law, waiver by Parent, the Company or both of a number of conditions, including (a) approval of the Merger Agreement by the affirmative vote of the holders of a majority of the Company’s outstanding shares of Common Stock, (b) expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (c) approval by the Committee on Foreign Investments in the United States (“CFIUS”) under the Defense Production Act (“CFIUS Approval”), as amended, without the imposition of a Burdensome Condition (as defined in the Merger Agreement), (d) the receipt of required approvals with respect to money transmitter licenses, (e) the absence of any material adverse effect on the Company’s business and (f) other customary closing conditions. Moreover, each party’s obligation to consummate the Merger is subject to certain other conditions, including the accuracy of the other party’s representations and warranties (subject to certain materiality qualifiers) and the other party’s compliance with its covenants and agreements contained in the Merger Agreement (subject to certain materiality qualifiers).

The Merger Agreement contains customary no solicitation covenants obligating the Company not to solicit alternative acquisition proposals from third parties. Prior to the Merger Agreement being approved by the Company’s stockholders, under specified circumstances the board of directors of the Company (the “Company Board”) may change its recommendation with respect to the Merger and terminate the Merger Agreement in order to accept a Superior Proposal (as defined in the Merger Agreement) that did not result from a breach of the no solicitation covenants. In certain other specified circumstances, upon a determination by the Company Board that a failure to change its recommendation would be inconsistent with its fiduciary duties under applicable law, the Company Board may change its recommendation with respect to the Merger but would not be permitted to terminate the Merger Agreement.

The Merger Agreement contains certain termination rights for the parties, including the right of either party, subject to specified limitations, to terminate the Merger Agreement if the Merger is not consummated by January 26, 2018 (the “end date”); provided, that either Parent or the Company may extend the end date until April 19, 2018, if necessary to obtain required approvals with respect to money transmitter licenses, if, at the end date, all of the other conditions to closing are satisfied. The Merger Agreement also provides that, in certain circumstances, including the termination of the Merger Agreement by the Company to accept a Superior Proposal (as defined in the Merger Agreement), the termination of the Merger Agreement by Parent following a change in recommendation by the Company Board, and other customary circumstances, the Company would be required to pay Parent a termination fee of $30 million. The Merger Agreement also provides that, in certain circumstances involving termination of the Merger Agreement following a failure by Parent to consummate the merger or a willful and material breach by Parent, Merger Sub or Guarantor, Parent would be required to pay the Company a termination fee of $60 million. In certain other circumstances involving a termination of the Merger Agreement when CFIUS Approval has not been obtained, Parent would be required to pay the Company a termination fee of $17.5 million. Parent’s obligations to pay any reverse termination fee and certain other fees and expenses are fully and unconditionally guaranteed by Guarantor.

The transaction will be funded through debt financing that has been committed to Guarantor by Citibank N.A., and Guarantor has agreed to make the proceeds of such financing available to Parent to consummate the Merger. The Merger Agreement does not contain a financing condition.

The Merger Agreement has been approved by the Company Board, and the Board has recommended that the Company’s stockholders approve the Merger. Concurrently with the execution of the Merger Agreement, the holders of all of the outstanding shares of Series D Preferred Stock delivered to Parent a copy of an irrevocable written consent evidencing approval by such holders of the effect of the consummation of the Merger on the Series D Preferred Stock.

Concurrently with the execution of the Merger Agreement, Parent delivered to the Company for its benefit a payment guarantee issued by Citibank N.A. for $45 million, which payment guarantee the Company will have the right to draw against in the event a termination fee is payable by the Parent pursuant to the terms of the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Subsidiary or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Voting Agreements

Concurrently with the entry into the Merger Agreement, certain affiliates and co-investors of Thomas H. Lee Partners, L.P. (such affiliates and co-investors “THL”) and certain directors and offices of the Company, who collectively hold approximately 46% of the Company’s outstanding Common Stock have entered into voting and support agreements (the “Voting and Support Agreements”) with Parent and the Company, pursuant to which THL and each of such persons has agreed to vote all of its Common Stock in favor of the Merger at the meeting of the Company’s stockholders called to approve the Merger. The voting and support agreements will automatically terminate upon the termination of the Merger Agreement in accordance with its terms, including upon a termination of the Merger Agreement by the Company or upon any amendment, modification, change or waiver of the Merger Agreement that reduces the amount or changes the form of the Merger Consideration. In addition, in the event the Company Board changes its recommendation with respect to the Merger in circumstances where the Merger Agreement is not terminated, the amount of each stockholders’ shares of Common Stock subject to the voting and support agreement shall be reduced, pro rata, such that the aggregate amount of Common Stock subject to all of the voting and support agreements, taken together, equals 35% of the outstanding Common Stock of the Company as of the record date for the stockholders meeting called to approve the Merger Agreement.

The foregoing description of the Voting and Support Agreements does not purport to be complete and is qualified in its entirety by reference to the Voting and Support Agreement entered into with THL, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference, and the Voting and Support Agreements entered into with the management stockholders, a form of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 8.01	Other Events

On January 26, 2017, the Company and Alipay (UK) Limited announced that they had entered into the Merger Agreement. A copy of the joint press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Additional Information for Stockholders

The proposed transactions will be submitted to the stockholders of the Company for their consideration. In connection with the proposed transaction, the Company will file a proxy statement and other materials with the Securities and Exchange Commission (the “SEC”). In addition, the Company may also file other relevant documents with the SEC regarding the proposed transaction.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT(S) AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain a free copy of the proxy statement(s) (when available) and other documents filed with the SEC by the Company, at the Company’s website, corporate.moneygram.com, or at the SEC’s website, www.sec.gov. The proxy statement(s) and other relevant documents may also be obtained for free from the Company by writing to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Investor Relations.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in the Proxy Statement on Schedule 14A for the 2016 annual meeting of stockholders for the Company, which was filed with the SEC on April 4, 2016. This document can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements

This Form 8-K contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect the Company’s current beliefs, expectations or intentions regarding future events. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursuant,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. The statements in this Form 8-K that are not historical statements are forward-looking statements within the meaning of the federal securities laws, including, among other things, statements regarding the expected timetable for completing the proposed transaction, benefits of the proposed transaction, costs and other anticipated financial impacts of the proposed transaction. These statements are subject to numerous risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the failure to obtain the required votes of the Company’s stockholders; the timing to consummate the proposed transaction; the satisfaction of the conditions to closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction otherwise does not occur; the risk that a regulatory approval (including CFIUS approval) that may be required to consummate the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on transaction-related issues; expectations regarding regulatory approval of the transaction; results of litigation, settlements and investigations; actions by third parties, including governmental agencies; global economic conditions; adverse industry conditions; adverse credit and equity market conditions; the loss of, or reduction in business with, key customers; legal proceedings; the ability to effectively identify and enter new markets; governmental regulation; the ability to retain management and other personnel; and other economic, business, or competitive factors.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings. The Company’s filings may be obtained by contacting the Company or the SEC or through the Company’s web site at corporate.moneygram.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger by and among MoneyGram International, Inc., Alipay (UK) Limited, Matrix Acquisition Corp. and Alipay (Hong Kong) Holding Limited, dated as of January 26, 2017.*

10.1	Voting and Support Agreement, by and among MoneyGram International, Inc. and the affiliates and co-investors of Thomas H. Lee Partners, L.P. signatories thereto, dated as of January 26, 2017.

10.2	Form of Voting and Support Agreement for the Management Stockholders.

99.1	Joint Press Release dated January 26, 2017 of MoneyGram International, Inc. and Alipay (UK) Limited.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. MoneyGram International, Inc. hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission; provided, however, that MoneyGram International, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ F. Aaron Henry
Name:	F. Aaron Henry
Title:	Executive Vice President, General Counsel and Secretary

Date: January 26, 2017

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger by and among MoneyGram International, Inc., Alipay (UK) Limited, Matrix Acquisition Corp. and Alipay (Hong Kong) Holding Limited, dated as of January 26, 2017.*

10.1	Voting and Support Agreement, by and among MoneyGram International, Inc. and the affiliates and co-investors of Thomas H. Lee Partners, L.P. signatories thereto, dated as of January 26, 2017.

10.2	Form of Voting and Support Agreement for the Management Stockholders.

99.1	Joint Press Release dated January 26, 2017 of MoneyGram International, Inc. and Alipay (UK) Limited.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. MoneyGram International, Inc. hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission; provided, however, that MoneyGram International, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules so furnished.